Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports Third Quarter and Year-to-Date 2016 Results

NEW YORK, October 18, 2016 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the third quarter of 2016 increased nine cents, or 9.3%, to $1.06 per share versus $0.97 per share for the third quarter of 2015.

Omnicom’s worldwide revenue in the third quarter of 2016 increased 2.3% to $3,791.1 million from $3,706.6 million in the third quarter of 2015. The components of the change in revenue included an increase in revenue from organic growth of 3.2%, an increase in revenue from acquisitions, net of dispositions of 0.4% and a decrease in revenue from the negative impact of foreign exchange rates of 1.3% when compared to the third quarter of 2015.

Across our regional markets, organic revenue growth in the third quarter of 2016 was 1.7% in North America, 5.2% in the United Kingdom, 2.0% in the Euro Markets and Other Europe, 8.0% in Asia Pacific, 11.9% in Latin America and 15.6% in the Middle East and Africa when compared to the same quarter of 2015.

The change in organic revenue in the third quarter of 2016 as compared to the third quarter of 2015 in our four fundamental disciplines was as follows: advertising increased 3.6%, CRM increased 1.6%, public relations increased 4.4% and specialty communications increased 6.2%.

Operating income in the third quarter of 2016 increased $24.8 million, or 5.8%, to $453.1 million from $428.3 million in the third quarter of 2015. Our operating margin for the third quarter of 2016 increased to 12.0% versus 11.6% for the third quarter of 2015.

For the third quarter of 2016, earnings before interest, taxes and amortization of intangibles (“EBITA”) increased $27.4 million, or 6.0%, to $482.1 million from $454.7 million in the third quarter of 2015. Our EBITA margin (defined as EBITA divided by revenue) increased to 12.7% for the third quarter of 2016 versus 12.3% in the third quarter of 2015.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

For the third quarter of 2016, our income tax rate was 32.7% compared to 32.8% for the same period in 2015.

Net income for the third quarter of 2016 increased $14.5 million, or 6.1%, to $253.8 million from $239.3 million in the third quarter of 2015.

Year-to-date

Diluted net income per common share for the nine months ended September 30, 2016 increased 25 cents, or 8.2%, to $3.31 per share compared to $3.06 per share for the nine months ended September 30, 2015.

Worldwide revenue for the nine months ended September 30, 2016 increased 1.8% to $11,175.1 million from $10,981.1 million in the same period of 2015. The components of the change in revenue included an increase in revenue from organic growth of 3.4%, an increase in revenue from acquisitions, net of dispositions of 0.3% and a decrease in revenue from the negative impact of foreign exchange rates of 1.9% when compared to the same period of 2015.

Across our regional markets for the nine months ended September 30, 2016, organic revenue growth was 3.1% in North America, 3.6% in the United Kingdom, 3.1% in the Euro Markets and Other Europe, 5.9% in Asia Pacific, 1.4% in Latin America and 5.1% in the Middle East and Africa when compared to the same period of 2015.

The change in organic revenue for the nine months ended September 30, 2016 compared to the same period in 2015 in our four fundamental disciplines was as follows: advertising increased 6.4%, public relations increased 1.2% and specialty communications increased 4.3%, while CRM decreased 0.6%.

Operating income for the nine months ended September 30, 2016 increased $62.4 million, or 4.6%, to $1,407.0 million compared to $1,344.6 million for the same period in 2015. Our operating margin for the nine months ended September 30, 2016 increased to 12.6% versus 12.2% for the same period in 2015.

Omnicom Group Inc.

Omnicom’s EBITA for the nine months ended September 30, 2016 increased 4.7%, or $67.3 million, to $1,492.7 million from $1,425.4 million for the same period in 2015. Our EBITA margin for the nine months ended September 30, 2016 increased to 13.4% versus 13.0% for the same period in 2015.

For the nine months ended September 30, 2016, our income tax rate was 32.6% compared to 32.8% for the same period in 2015.

Net income for the nine months ended September 30, 2016 increased $36.0 million, or 4.7%, to $798.3 million from $762.3 million versus the same period in 2015.

Non-GAAP Financial Measures

We used certain non-GAAP financial measures in describing our performance above. We use EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The financial tables at the end of this document reconcile EBITA to the GAAP financial measure of net income for the periods presented.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Omnicom Group Inc.

For a live webcast or a replay of our third quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts
Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2016	2015

Revenue	$ 3,791.1	$ 3,706.6
Operating Expenses:
Salary and service costs	2,855.3	2,799.8
Occupancy and other costs	305.5	303.0
Costs of services	3,160.8	3,102.8
Selling, general and administrative expenses	104.1	103.7
Depreciation and amortization	73.1	71.8
Total operating expenses	3,338.0	3,278.3
Operating Income	453.1	428.3
Add back: Amortization of intangibles	29.0	26.4
EBITA (a)	482.1	454.7
Amortization of intangibles	29.0	26.4
Operating Income	453.1	428.3
Net Interest Expense	42.0	35.9
Income before income taxes	411.1	392.4
Income tax expense	134.3	128.9
Income from equity method investments	1.4	3.2
Net income	278.2	266.7
Less: Net income allocated to noncontrolling interests	24.4	27.4
Net income - Omnicom Group Inc.	253.8	239.3
Less: Net income allocated to participating securities	1.2	2.5
Net income available for common shares	$ 252.6	$ 236.8

Net income per common share - Omnicom Group Inc.
Basic	$ 1.06	$ 0.97
Diluted	$ 1.06	$ 0.97

Weighted average shares (in millions)
Basic	237.4	243.2
Diluted	238.7	244.4

Dividend declared per common share	$ 0.55	$ 0.50

(a)	EBITA (defined as earnings before interest, taxes and amortization of intangibles) is a non-GAAP financial measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The above table reconciles EBITA to the GAAP financial measures for the periods presented. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2016	2015

Revenue	$ 11,175.1	$ 10,981.1
Operating expenses:
Salary and service costs	8,304.5	8,159.8
Occupancy and other costs	920.2	942.0
Cost of services	9,224.7	9,101.8
Selling, general and administrative costs	323.1	316.0
Depreciation and amortization	220.3	218.7
Total operating expenses	9,768.1	9,636.5
Operating Income	1,407.0	1,344.6
Add back: Amortization of intangibles	85.7	80.8
EBITA (a)	1,492.7	1,425.4
Amortization of intangibles	85.7	80.8
Operating Income	1,407.0	1,344.6
Net Interest Expense	127.0	104.7
Income before income taxes	1,280.0	1,239.9
Income tax expense	417.7	406.9
Income from equity method investments	4.0	6.2
Net income	866.3	839.2
Less: Net income allocated to noncontrolling interests	68.0	76.9
Net income - Omnicom Group Inc.	798.3	762.3
Less: Net income allocated to participating securities	4.8	9.0
Net income available for common shares	$ 793.5	$ 753.3

Net income per common share - Omnicom Group Inc.
Basic	$ 3.33	$ 3.08
Diluted	$ 3.31	$ 3.06

Weighted average shares (in millions)
Basic	238.4	244.7
Diluted	239.6	245.8

Dividend declared per common share	$ 1.60	$ 1.50

(a)	EBITA (defined as earnings before interest, taxes and amortization of intangibles) is a non-GAAP financial measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The above table reconciles EBITA to the GAAP financial measures for the periods presented. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.